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								   EXHIBIT 11
			 COMPUTER SCIENCES CORPORATION

		       CALCULATION OF EARNINGS PER SHARE
		   (In thousands except earnings per share)
						    Three Months Ended
						    ___________________________
						      June 30,       July 1,
							1995           1994
						    ____________   ____________
Net earnings                                            $27,717        $21,822
						    ============   ============
Shares:
 Weighted average shares
   outstanding                                           55,302         50,700
 Common stock equivalents                                 1,527          1,492
						    ____________   ____________
   Total for primary and fully
   diluted calculation                                   56,829         52,192

Earnings Per Share:
						    ____________   ____________
   Primary and fully diluted*                             $0.49          $0.42
						    ============   ============







* The fully diluted calculation is submitted in accordance with Regulation S-K item 601 (b) (11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.













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